Exhibit 107
Calculation of Filing Fee Table
Form S-1
(Form Type)
Smithfield Foods, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, no par value	457(a)	40,020,000	$27.00	$1,080,540,000	0.00015310	$165,430.67
Fees Previously Paid	Equity	Common Stock, no par value	457(o)	—	—	$100,000,000	0.00015310	15,310.00
	Total Offering Amounts					$1,080,540,000		165,431.67
	Total Fees Previously Paid							15,310.00
	Total Fee Offsets							—
	Net Fee Due							$150,121.67
(1)Includes 5,220,000 shares of our common stock subject to the underwriters’ option to purchase additional shares.